SCHNITZER STEEL INDUSTRIES, INC.






Consent of Independent Accountants


We consent to the incorporation by reference in the registration statement of Schnitzer Steel Industries, Inc. on Form S-8 (File No. 33-87008) of our reports dated April 29, 1996, on our audits of the consolidated financial statements of Proler International Corp. and subsidiaries and the combined financial statements of Proler International Corp.'s Joint Operations as of January 31, 1996 and 1995, and for each of the three years in the period ended January 31, 1996, which reports have been incorporated by reference in this Current Report on Form 8-K/A.






                                                   /S/ Coopers & Lybrand L.L.P.
                                                   Coopers & Lybrand L.L.P.



Houston, Texas
February 11, 1997